Exhibit 10.1
NORTHFIELD BANK
2025 MANAGEMENT CASH INCENTIVE PLAN

GENERAL

Purpose of the Plan:

The purpose of the Northfield Bank 2025 Management Cash Incentive Plan (the “Plan”) is to attract, retain, motivate, recognize and reward Executives, Officers and Team Members who are selected by the Compensation Committee and/or Executive Management to participate in the Plan (“Participants”) for their individual, and collective contributions to Northfield Bank (“Northfield” or the “Company”).

Further, the Plan is designed to foster a culture of high performance and, within appropriate risk management objectives, reinforce achievement of the Company’s goals and objectives.

The Plan serves as a critical component that comprises a competitive total compensation package, with focus on stated measures critical to the Company’s short and long-term growth and profitability, while linking pay to performance for attainment of such.

Eligibility and Participation:
The Plan is designed for the benefit of those Participants whose responsibilities and high performance significantly influence Company results.
Executives eligible to participate in the Plan shall be selected by the Compensation Committee (the “Committee”) of the Board of Directors of the Company; and Officers and Team Members eligible to participate in the Plan shall be selected by Executive Management for each Performance Period prior to or on the Determination Date for such Performance Period. Participation in the Plan is on a Performance Period basis only. New employees must be hired by October 1 of the year for which the Performance Period has been set to be eligible to participate in the current year’s Plan. Incentive awards for employees hired between January 1 and October 1 will be pro-rated based on the employee’s date of hire. All Participants must maintain a satisfactory level of performance to be eligible for an incentive award.

Acknowledgement of Plan Participation:

Persons who are selected to participate in the Plan shall receive a “Notice of Participation Agreement” and will be required to acknowledge the terms and conditions for participation in the Plan.

Annual Performance Period:

The Performance Period and Plan operate on a calendar year basis (January 1 - December 31).

Incentive Award Opportunity:

A Participant is eligible to earn an incentive award in accordance with the Participant’s defined goals, and/or assessed performance and the provisions of the Plan. Each Executive will have a target cash incentive opportunity that is expressed as a percentage of their Base Salary. Other selected participants will have a target cash incentive compensation opportunity or range of opportunity, as appropriate. Note: Individual Participant goals and award potential are defined as applicable, in the Notice of Participation Agreement.

Board Approved: October 23, 2024

Achieving performance goals will generally result in a full award at target, as applicable, at the discretion of the Compensation Committee and/or Executive Management. Payouts will vary above and below the target to reflect actual performance relative to the goals, weightings, and performance of the Company. The Committee and Executive Management retain the discretion to determine awards relative to goals and may consider other factors in making the award (e.g., extraordinary events).

Goal Setting:

Performance goal(s), including performance ranges and associated weighting for Executives will be approved by the Committee. Performance goal(s), including performance ranges and associated weighting for Participants other than Executive Officers will be approved by the Executive Management, as applicable. Upon the approval of Executive goals, the Committee will present to and obtain final approval of the Board of Directors as part of the Board’s annual business planning process.

At the discretion of the Committee, or as delegated by the Committee, Executive Management may approve goals that have a defined specified threshold, target and stretch performance goal, if applicable, and payout range. The relationship between performance goals and payout ranges will be determined by the Committee, or Executive Management. Once threshold performance is achieved, the award will increase incrementally. Actual payouts will be interpolated on a straight-line basis between threshold, target, and stretch performance levels to reward incremental performance.

Individual/shared goals for Executive Management, will be approved by the Committee at the beginning of the Performance Period. Generally, individual goals should reflect critical financial and strategic objectives. Each individual goal is required to establish a target payout. In recognition that some individual goals may not be quantitative, the Committee, or as delegated by the Committee, Executive Management, retains the discretion to determine payouts in a manner that appropriately reflects performance.

In addition to quantitative goals, the overall target award may be determined based on the Committee’s, or as delegated by the Committee, Executive Management’s qualitative evaluation of performance. In determining the award under the qualitative component, consideration may be given to any factors deemed relevant, including but not limited to corporate, division and individual performance, progress on non-financial objectives, significant non-financial achievements or challenges during the year, performance outside of the enumerated quantitative goals, and other performance results.

Award Payouts and Discretion of the Compensation Committee and/or Executive Management:

If a Participant leaves voluntarily or is terminated by the Company before awards are paid, no incentive award will be owed. A Participant must be an active employee of the Company, and in good standing on the date the incentive award is paid to receive an award. In the event a Participant is not an active employee at the time awards are paid under the Plan, the Compensation Committee and/or, as applicable, Executive Management, may determine to pay such earned award, at their sole discretion. Such awards may be pro-rated for the period of time the Participant was an active employee during the Performance Period.

Payouts relative to the target will be recommended by the CEO (except for the CEO’s payout), certified by the Internal Audit Function (or other function as determined appropriate by the Committee), approved by the Committee, and ratified by the Board of Directors. In the case of the CEO, the payout will be determined by the Committee and ratified by the Board of Directors.

BOD Approved: October 23, 2024

Quarterly payouts, where applicable, will be made in cash within a reasonable time period after the close of each quarter. Generally, quarterly payouts will occur within six weeks following the close of the quarter.

Annual payouts will be made in cash within a reasonable time period after the Company’s independent registered public accounting firm has made its final report to the Audit Committee on the Company’s consolidated financial statements. Generally, payouts will occur within two and a half months following the close of the fiscal year. Awards are calculated based on actual performance and/or individual and team production relative to target as established at the beginning of the Performance Period. For those underlying plans that denominate payments as a percent of a Participant’s base salary utilized in the calculation, for the avoidance of doubt, payouts will be based on percentage of a Participant’s Base Salary in effect as of the last business day of the Performance Period.

All award payouts under the Plan are subject to the discretion of the Committee, or as applicable, Executive Management. In determining an award level based on either corporate or individual goals, consideration may be given to the overall performance of the Company, and the individual performance of each Participant. Considerations may also include, but are not limited to, audit and regulatory findings, internal control assessments and the amount and direction of risk being assumed by the Company. The Committee will take into consideration, extraordinary, unusual, and/or nonrecurring items of gain or loss in determining the extent to which performance has been achieved. The Committee, at its sole discretion, may consider the effect of “passed” audit adjustments proposed by the Company’s independent registered public accounting firm in determining the achievement of the corporate or individual goals established under the Plan.

Administration of the Plan:

The Plan is authorized by the Board of Directors of the Company and administered by the Compensation Committee (the “Committee”) of the Company who are “independent directors” as defined by the stock exchange rules to which the Company is subject. Notwithstanding anything to the contrary herein, all Awards made by the Committee and any performance criteria established by the Committee with respect to an Award, shall be subject to the ratification of the Board of Directors.

All Plan provisions, terms, or results will be interpreted by the Plan administrators at their sole discretion. The Committee shall have the authority to interpret or make a decision with respect to any situation or condition that is not specifically provided for in the Plan or an underlying plan. Any exceptions to this Plan will require the written approval of the Committee.
Reimbursements to the Company:
Participants of this Plan agree that the Company has the right to recoup or “clawback” awards paid under this Plan if the Compensation Committee concludes that such awards were based on information that was later found to be materially incorrect, including awards that were determined, in whole or in part, on financial statement information that is subsequently restated.
Recoupment or “clawback” of incentive awards are governed by all terms and conditions, for the Executives, of the October 25, 2023 “Northfield Bancorp, Inc. Clawback Policy”; and for all other Participants, of the “Northfield Bancorp, Inc. Equity and Cash Incentive Awards Clawback Policy” as adopted by the Board on November 28, 2018, as amended or restated from time to time.

BOD Approved: October 23, 2024

Employee Rights
Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Participant’s employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.
Effect on Other Plans:
The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliate, and the Plan shall not preclude the Board of Directors from establishing any other forms of incentive compensation for employees of the Company or its Affiliates.
This Plan shall be considered the prevailing document if the terms and conditions detailed herein are unclear or contradict any individual award agreements.
Governing Law:
The Plan shall be construed, administered, and enforced according to the laws of the State of New Jersey, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.
Amendment, Suspension, or Termination of the Plan:

The Board of Directors, in its sole discretion, may alter, amend, or terminate the Plan, or any part thereof, at any time and for any reason.

Severability:

If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

The Plan was developed based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify, or discontinue any of the terms or conditions of the Plan at any time.

DEFINITIONS

•Affiliate means the Bank, or any other entity controlled by the Company.
•Award means a cash payment made to a Participant pursuant to the terms of this Plan.
•Base Salary means, as to a Performance Period, a Participant’s actual salary rate in effect as of the last business day of the Performance Period. Such salary shall be before (i) deductions for taxes and benefits, and (ii) deferrals of compensation pursuant to Company- or Affiliate-sponsored plans.
•Board means the Board of Directors of the Company.

BOD Approved: October 23, 2024

•Code means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated there under, and any comparable provision of any future legislation or regulation amending, supplementing or superseding, such section or regulation.
•Committee means the Compensation Committee of the Company’s Board of Directors, or any other committee appointed by the Board pursuant to of the Plan.
•Company means Northfield Bank.
•Determination Date means, as to a Performance Period, the date upon which the Committee sets forth in writing the Performance Measures attributable to a Participant or the Participants.  The Determination Date shall be no later than the earlier of (i) 90 days after the commencement of the Performance Period or (ii) the date on which 25 percent of the Performance Period has elapsed, provided, in either case, that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Measures.1
•Executive means any employee of the Company at the Executive Vice President level, including the Chief Executive Officer selected by the Compensation Committee to participate in the Plan.
•Executive Management means any employee of the Company at the Executive Vice President level including the Chief Executive Officer.
•Notice of Participation Agreement means an agreement between the Company and the employee of the Company selected by the Compensation Committee or Executive Management to participate in the Plan. An acknowledged Notice of Participation is required to participate in the Plan.
•Officer means any employee of the Company at the Assistant Vice President, Vice President or Senior Vice President selected by Executive Management to participate in the Plan.
•Participant means, as to any Performance Period, an officer of the Company or an Affiliate at the level of Assistant Vice President or above, or one who has been selected by Executive Management for participation in the Plan for such Performance Period.
•Performance Measure means the performance criteria set forth in the Plan or any other criteria approved by the Committee.
•Performance Period means a period of not less than 12 months and not greater than 36 months that is designated by the Committee for the purposes specified herein. The Committee may designate one or more Performance Periods which may or may not run concurrently.
•Team Member means any employee of the Company selected by Executive Management to participate in the Plan.

EFFECTIVE DATE
The Plan shall be effective upon adoption by the Board of Directors of the Company.

BOD Approved: October 23, 2024